Exhibit 99.1

                     Span-America Reports Increase in Sales
                and Net Income for Fourth Quarter of Fiscal 2005

    GREENVILLE, S.C.--(BUSINESS WIRE)--Nov. 2, 2005--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and year ended October 1, 2005.
    "Span-America's sales rose 3% to $14.1 million and net income jumped 55% to $922,000, or $0.34 per diluted share, compared with the fourth quarter of last year due to strong performance from our medical business," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Total medical sales rose 59% to $9.4 million compared with $5.9 million in the fourth quarter of last year, more than offsetting the decline in lower-margin consumer bedding sales in our custom products segment."

    Fourth Quarter Results

    Total net sales increased 3% during the quarter to $14.1 million compared with $13.7 million in the fourth quarter last year. All of the sales growth in the quarter came from the medical segment. Medical therapeutic surface sales were up 97% during the quarter, seating products increased 20%, Selan(R) skin care sales rose 15%, Span-Aids(R) positioners climbed 1%, and overlays were down by 14% compared with the fourth quarter of the prior year.
    "We are extremely pleased with the record setting sales performance in our medical business. Approximately one third of our medical revenues came from new products that have been developed and introduced in the last three years. We are very encouraged that our new-product development efforts are paying off, and we plan to continue to invest in future growth opportunities for the medical business," continued Mr. Ferguson.
    Sales of the Company's proprietary PressureGuard(R) and Geo-Mattress(R) product lines were strong contributors to the medical sales growth during the fourth quarter. About half of the growth in medical mattress sales was attributable to Span-America's private-label CFT(R) mattresses, which are sold primarily in acute care hospitals. Sales of PressureGuard Easy Air(R) and APM(R) mattress products and the Company's line of Geo-Mattress foam mattresses accounted for the balance of fourth quarter medical mattress growth.
    Custom products sales fell by 39% in the fourth quarter to $4.7 million compared with $7.7 million in fourth quarter of last year. Lower sales of consumer bedding products accounted for the majority of the decline in custom product revenues compared with the prior year. Sales of industrial products, which are also part of the custom products segment, declined 16% in the fourth quarter to $539,000.
    "Sales of consumer bedding products are under continued pressure from imports from China and visco foam products that are capturing an increasing share of pillow and mattress pad sales," noted Mr. Ferguson. "We are working closely with our marketing partner, Louisville Bedding Company, to develop new products and regain sales momentum in this segment. We expect the markets for consumer products to also be affected over the next one to two quarters by pricing volatility for polyurethane foam, the principal raw material in our consumer bedding products."
    Fourth quarter custom products revenues were affected by a 66% decline in pillow sales resulting from the loss of business at a large customer to a competing product manufactured in China. Consumer mattress pad sales were down 35% due to increased competition from visco foam products and changes in marketing programs at several retail customers. Industrial products sales were down to existing customers and outpaced new business won during the fourth quarter.
    "We began shipments of the Secure I.V. safety catheter during the fourth quarter," commented Mr. Ferguson. "Sales were minimal for the quarter, but we expect revenues to grow as more customers have the opportunity to evaluate the product. Initial feedback has been positive and we plan to increase our sales and marketing activities to support the product's launch."
    Total costs associated with the safety catheter segment during the fourth quarter were $325,000 compared with $171,000 in the fourth quarter last year. The safety catheter expenses included costs for manufacturing, product development and marketing. After-tax costs for the safety catheter segment were $203,000, or $0.07 per diluted share, in the fourth quarter of fiscal 2005.
    Gross profit for the quarter rose 31% to $4.5 million, or 31.9% of net sales, compared with $3.4 million, or 25% of net sales in the fourth quarter of last year. The shift in mix toward medical product sales was the main reason for the growth in margins and gross profit. Span-America benefited from lower material, labor and manufacturing overhead costs both in absolute dollars and as a percent of sales due to a combination of lower custom products sales, higher medical sales and a shift in sales mix toward more profitable products.
    Operating profit almost doubled for the quarter, increasing 93% to $1.3 million compared with $684,000 in the fourth quarter of last year. Selling and marketing expenses rose 23% during the fourth quarter mainly to support the growth in the medical business. R&D expenses were up 43% during the quarter as a result of development costs associated with the Secure I.V. product line and ongoing development projects in the medical business. Administrative expenses declined by 6% during the quarter due mostly to lower expenses for bad debt and professional fees.
    Non-operating income increased 26% during the fourth quarter to $154,000 primarily due to higher investment income and a gain on the sale of manufacturing equipment during the quarter. Royalty income on the Safety-Lok(R) (1) syringe licensed to Becton, Dickinson and Company (BD) was flat at $116,000. The Company's license agreement with BD is scheduled to expire in December 2005 due to the expiration of the related patents. The Company expects to receive the final royalty payment from BD in February 2006.
    Net income for the fourth quarter increased 55% to $922,000, or $0.34 per diluted share, compared with $595,000, or $0.22 per diluted share, in the fourth quarter last year. The increase in earnings was primarily the result of higher sales volume in the medical business.

    Fiscal Year Results

    Total net sales for fiscal year 2005 were down 3% to $48.4 million compared with $49.9 million in fiscal 2004. The decline was due to lower sales of custom products that were down 32% to $18.1 million, offset somewhat by a 30% increase in medical sales to $30.3 million compared with $23.3 million in the prior year. There were no significant sales in the safety catheter segment during fiscal 2005.
    For fiscal 2005, the majority of the sales growth in the medical segment was due to a 58% increase in revenues from therapeutic surfaces, including strong sales from PressureGuard CFT, APM and Easy Air products. In other medical product lines, seating products increased 10%, Selan skin care products increased 9%, patient positioners declined by 9% due mostly to lower export sales, and overlays declined by 14%, continuing a long-term trend of customers switching to replacement mattresses from overlays. Custom products sales declined 32% in fiscal 2005 to $18.1 million due mainly to lower volumes of consumer bedding products as a result of increased competition from imports and visco foam products.
    Operating profit for fiscal 2005 rose 36% to $3.1 million on the strength of the medical business. Non-operating income was flat for the year at $640,000 as gains on sales of manufacturing equipment and higher investment income offset a decline in royalty income during the year.
    Expenses related to the development of the Secure I.V. safety catheter rose in fiscal 2005 due to costs associated with product design enhancements made earlier in the fiscal year. Total expenses in the safety catheter segment for fiscal 2005 were $1.5 million compared with $684,000 in fiscal 2004. After taxes, this represents a net loss in the safety catheter segment of $969,000, or $0.35 per diluted share, compared with $461,000, or $0.17 per diluted share, in fiscal 2004.
    Net income for the total company in fiscal 2005 rose 23% to a record $2.4 million compared with $2.0 million in fiscal 2004. Likewise, diluted earnings per share increased 23% in 2005 to a record $0.89 compared with $0.73 last year.

    Outlook for Fiscal 2006

    "We remain very positive about Span-America's long-term growth prospects," stated Mr. Ferguson. "Our medical segment continues to be our economic engine. We have a strong product line of therapeutic surfaces that continue to gain market share in both our proprietary and private label brands. We will continue to invest in new products and new customer and distributor relationships.
    "During the past quarter, we began shifting our focus from design and development of the Secure I.V. product line to sales and marketing of the new products. We believe Secure I.V. will make a meaningful contribution to fiscal 2006 sales, and we expect that expenses related to Secure I.V. will be lower in fiscal 2006 than they were in fiscal 2005.
    "Near term, our outlook is clouded by the current pricing and supply situation for polyurethane foam, our largest raw material category. Our purchases of polyurethane foam represented about 44% of our total cost of goods sold in fiscal 2005. As we announced on October 13th, our suppliers notified us of price increases of 10% to 37%, depending on the type of foam, effective November 7th. We were subsequently notified of an additional 10% surcharge placed on most types of foam effective October 24th. We expect the price increases to affect both the supply of competitive products and the demand for products that include foam as a major raw material component. Based on conversations with our suppliers, we do not expect Span-America to be on allocation for any key foam raw materials.
    "We believe the higher foam costs will be mostly a short-term problem since they are being caused by Gulf Coast hurricane-related disruptions in the supply of certain chemicals used in the foam manufacturing process. Some of the price increases may be longer-term in nature since they are related to higher natural gas costs. We plan to raise our sales prices in tandem with the increased costs of foam, but we do not expect to recoup all of our higher raw material costs due to competition in certain markets and pricing established in certain contracts. At this point, we expect that the higher foam prices could reduce our earnings in the first quarter of fiscal 2006, but we cannot quantify the effect until we have some operating history with the increased costs, potential shifts in demand and related competitive factors.
    "We expect higher foam prices to also have an effect on our custom products business. It is more volatile than our medical business due to the nature of the retail market and increased competition from imported products. We will work hard with our marketing partner, Louisville Bedding Company, to manage the cost increases and regain sales momentum in the consumer bedding market through new products, new relationships and new market programs.
    "Regardless of the circumstances, we will continue to make every effort to protect and enhance the value of the company and to keep Span-America well positioned for long-term growth and profitability," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Stock Market's National Market under the symbol SPAN.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance and the possible effects on the Company of unusual events in the polyurethane foam market. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) volatile pricing and supply conditions in the market for polyurethane foam caused by recent hurricane damage in the Gulf Coast region, (b) the potential for shortages of foam caused by hurricane-related disruptions in the supply of chemicals used in foam manufacturing, (c) the potential for lost revenues and earnings as a result of the Company's actions to increase its sales prices in response to unusually high raw material cost increases, (d) the loss of a key distributor of the Company's medical or custom products, (e) the inability to achieve anticipated sales volumes of medical or custom products, (f) raw material cost increases, (g) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (h) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.

    (1) Safety-Lok is a registered trademark of Becton, Dickinson and Company.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                              3 Months Ended
                                      ---------------------------
                                         Oct. 1,       Oct. 2,
                                          2005          2004     % Chg
                                      --------------------------------

 Net sales                             $ 14,080,582 $ 13,651,250    3%
 Cost of goods sold                       9,590,205   10,232,158   -6%
                                      ---------------------------
 Gross profit                             4,490,377    3,419,092   31%
                                              31.9%        25.0%

 Selling and marketing expenses           2,176,578    1,771,713   23%
 Research and development expenses          253,068      177,112   43%
 General and administrative expenses        740,124      786,071   -6%
                                      ---------------------------
                                          3,169,770    2,734,896   16%

 Operating income                         1,320,607      684,196   93%
                                               9.4%         5.0%

 Investment income                           34,215       17,926   91%
 Royalty income                             115,548      115,407    0%
 Other                                        4,691      (10,591) 144%
                                      ---------------------------
 Total non-operating income                 154,454      122,742   26%

 Income before income taxes               1,475,061      806,938   83%
 Income taxes                               553,000      212,000  161%
                                      ---------------------------
 Net income                               $ 922,061    $ 594,938   55%
                                               6.5%         4.4%
                                      ===========================

 Net income per share of common stock:
   Basic                                     $ 0.35       $ 0.23   54%
   Diluted                                     0.34         0.22   54%


 Dividends per common share (2)             $ 0.045      $ 0.040   13%


 Weighted average shares outstanding
 -----------------------------------
   Basic                                  2,611,768    2,591,548    1%
   Diluted                                2,745,907    2,736,480    0%

 Supplemental Data
 -----------------------------------
   Depreciation expense                   $ 173,316    $ 170,434    2%
   Amortization expense                      34,905       25,727   36%


                                              12 Months Ended
                                      ---------------------------
                                         Oct. 1,      Oct. 2,
                                          2005       2004 (1)    % Chg
                                      --------------------------------

 Net sales                            $ 48,439,310  $ 49,929,129   -3%
 Cost of goods sold                     33,725,836    37,238,586   -9%
                                      ---------------------------
 Gross profit                           14,713,474    12,690,543   16%
                                             30.4%         25.4%

 Selling and marketing expenses          7,656,876     6,924,720   11%
 Research and development expenses       1,141,198       686,413   66%
 General and administrative expenses     2,781,951     2,771,205    0%
                                      ---------------------------
                                        11,580,025    10,382,338   12%

 Operating income                        3,133,449     2,308,205   36%
                                              6.5%          4.6%

 Investment income                         113,342       101,958   11%
 Royalty income                            497,516       545,072   -9%
 Other                                      29,600        (8,326) 456%
                                      ---------------------------
 Total non-operating income                640,458       638,704    0%

 Income before income taxes              3,773,907     2,946,909   28%
 Income taxes                            1,335,000       962,000   39%
                                      ---------------------------
 Net income                            $ 2,438,907   $ 1,984,909   23%
                                              5.0%          4.0%
                                      ===========================

 Net income per share of common stock:
   Basic                                    $ 0.94        $ 0.77   22%
   Diluted                                    0.89          0.73   23%


 Dividends per common share (2)            $ 0.565       $ 0.145  290%


 Weighted average shares outstanding
 -----------------------------------
   Basic                                 2,603,932     2,579,451    1%
   Diluted                               2,739,149     2,731,873    0%

 Supplemental Data
 -----------------------------------
   Depreciation expense                  $ 715,706     $ 618,559   16%
   Amortization expense                    128,671        98,449   31%


(1) The fiscal year ended October 2, 2004, was a 53-week year compared with a 52-week year for the year ended October 1, 2005.

(2) Dividends per share for the fiscal year ended October 1, 2005, include a special dividend of $0.40 per share paid on January 12, 2005.


              SPAN-AMERICA MEDICAL SYSTEMS, INC.
                        Balance Sheets

                                               Oct. 1,       Oct. 2,
                                                2005          2004
                                             (Unaudited)     (Note)
                                            ------------  ------------

Assets
Current assets:
   Cash and cash equivalents                    $894,386    $1,707,598
   Securities available for sale               4,106,326     4,673,528
   Accounts receivable, net of allowances      7,232,522     6,432,086
   Inventories                                 3,216,483     2,717,573
   Prepaid expenses and deferred income
    taxes                                        557,172       912,404
                                            ------------  ------------
Total current assets                          16,006,889    16,443,189

Property and equipment, net                    8,089,511     6,184,786
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,131     1,924,131
Other assets                                   2,645,314     2,362,819
                                            ------------  ------------
                                             $28,665,845   $26,914,925
                                            ============  ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $2,704,100    $2,570,352
   Accrued and sundry liabilities              2,664,618     2,249,898
                                            ------------  ------------
Total current liabilities                      5,368,718     4,820,250

Deferred income taxes                            869,000       776,000
Deferred compensation                            866,750       899,283
Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and
    outstanding shares 2,611,768 (2005) and
    2,592,218 (2004)                             707,016       557,856
   Additional paid-in capital                     41,882        19,297
   Retained earnings                          20,814,191    19,842,239
   Accumulated other comprehensive income         (1,712)
                                            ------------  ------------
Total shareholders' equity                    21,561,377    20,419,392
                                            ------------  ------------

                                             $28,665,845   $26,914,925
                                            ============  ============

Note: The Balance Sheet at October 2, 2004, has been derived from the audited financial statements at that date.


    CONTACT: Span-America Medical Systems, Inc., Greenville
             Jim Ferguson, 864-288-8877, ext. 6912